THE AETNA FUND
File No. 811-6352
Attachment for the period ending October 31, 1996

Item 77c.

(a)     The Special Meeting of the Shareholders of The Aetna Fund
	("the Fund") was held on July 26, 1996

(b)     At the meeting, the following Directors were elected:

				Morton Ehrlich
				Maria T. Fighetti
				David L. Grove
				Timothy A. Holt
				Daniel P. Kearney
				Sidney Koch
				Shaun P. Mathews
				Corine T. Norgaard
				Richard G. Scheide

(c)     Shareholders were asked vote on the following proposals:


1) To elect nine Directors to serve until their successors are elected and qualified.

		      AFFIRMATIVE VOTES           NEGATIVE VOTES
Morton Ehrlich          4,230,870.613                28,927.808
Maria T. Fighetti       4,228,519.888                31,278.533
David L. Grove          4,168,360.384                91,438.037
Timothy A. Holt         4,230,717.259                29,081.162
Daniel P. Kearney       4,224,837.504                34,960.917
Sidney Koch             4,231,339.234                28,459.187
Shaun P. Mathews        4,230,771.450                29,026.971
Corine T. Norgaard      4,229,840.930                29,957.491
Richard G. Scheide      4,230,790.698                29,007.723


2) Approve or disapprove a Subadvisory Agreement among the Fund, Aetna Life Insurance and Annuity Company ("Aetna"), and Aetna's affiliate, Aeltus Investment Management, Inc.

			AFFIRMATIVE VOTES           NEGATIVE VOTES
			  4,121,941.883                40,533.338


3) Approve or disapprove a new Investment Advisory Agreement between the Fund and Aetna, the Fund's current investment adviser.

			AFFIRMATIVE VOTES           NEGATIVE VOTES
			  3,857,789.654               303,815.237


EX99.151